Exhibit 99.1
Ellington Residential Mortgage REIT Reports First Quarter 2022 Results
OLD GREENWICH, Connecticut—May 2, 2022
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended March 31, 2022.
Highlights
•Net loss of $(17.5) million, or $(1.33) per share.
•Core Earnings1 of $3.9 million, or $0.30 per share.
•Book value of $10.14 per share as of March 31, 2022, which includes the effects of dividends of $0.30 per share for the quarter.
•Net interest margin2 of 1.76%.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 17.0%3.
•Dividend yield of 10.9% based on the April 29, 2022 closing stock price of $8.78.
•Debt-to-equity ratio of 9.1:1 as of March 31, 2022; adjusted for unsettled purchases and sales, the debt-to-equity ratio was 8.3:1.
•Net mortgage assets-to-equity ratio of 6.9:14 as of March 31, 2022.
•Cash, cash equivalents, and other liquidity5 of $29.9 million as of March 31, 2022, in addition to other unencumbered assets of $11.3 million.
First Quarter 2022 Results
"The first quarter was characterized by heightened volatility not seen since the COVID liquidity crisis, as the market reacted to revised expectations for the Federal Reserve, which signaled a faster interest rate hiking cycle and an accelerated pace of balance sheet runoff, as well as to rapidly rising inflation and geopolitical uncertainty. Interest rates soared and the yield curve flattened, with some parts of the yield curve inverting. Yield spreads in virtually every fixed income sector, including Agency RMBS, widened relative to U.S. Treasury securities and interest rate swaps," said Laurence Penn, Chief Executive Officer and President.
"For EARN, the violent surge in interest rates and widening Agency yield spreads generated significant net mark-to-market losses that exceeded the net gains on our interest rate hedges and net carry from the portfolio. While our net loss was significant on a mark-to-market basis, our disciplined and dynamic hedging strategy, which included aggressive duration rebalancing throughout the quarter and positive contribution from our meaningful short TBA position, helped prevent further losses and helped limit our book value decline. With our recent dividend announcement, we adjusted our annualized dividend back to an approximately 10% yield on book value per share.
"Moving forward, we believe that our earnings power is strong given the significant repricing of Agency RMBS, marked by significantly wider yield spreads and inexpensive call protection. In addition, Agency RMBS supply is expected to decline significantly in the face of sharply higher mortgage rates. Nevertheless, significant uncertainty remains as to the ultimate path of Federal Reserve policy actions, and geopolitical factors remain highly unpredictable. As a result, we continue to weigh the opportunities against the risks, and we believe that the current market environment favors our analytical expertise alongside our disciplined interest rate hedging and liquidity management."
1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.
2 Net interest margin excludes the effect of the Catch-up Premium Amortization Adjustment.
3 Excludes recent purchases of fixed rate Agency specified pools with no prepayment history.
4 The Company defines its net mortgage assets-to-equity ratio as the net aggregate market value of its mortgage-backed securities (including the underlying market values of its long and short TBA positions) divided by total shareholders' equity. As of March 31, 2022 the market value of the Company's mortgage-backed securities and its net short TBA position was $1.09 billion and $(171.0) million, respectively, and total shareholders' equity was $132.9 million.
5 Other liquidity represents $13.7 million of unencumbered U.S. Treasury securities.

Financial Results
The following table summarizes the Company's portfolio of RMBS as of March 31, 2022 and December 31, 2021:

	March 31, 2022					December 31, 2021
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$102,119	$102,089	$99.97	$105,707	$103.51	$125,033	$130,710	$104.54	$130,099	$104.05
20-year fixed-rate mortgages	34,244	32,539	95.02	35,665	104.15	35,732	36,347	101.72	37,211	104.14
30-year fixed-rate mortgages	890,736	888,007	99.69	925,998	103.96	1,027,843	1,072,904	104.38	1,066,347	103.75
ARMs	10,307	10,579	102.64	10,856	105.33	11,491	11,960	104.08	12,034	104.73
Reverse mortgages	33,238	34,437	103.61	35,500	106.81	35,313	37,297	105.62	37,652	106.62
Total Agency RMBS	1,070,644	1,067,651	99.72	1,113,726	104.02	1,235,412	1,289,218	104.36	1,283,343	103.88
Non-Agency RMBS(2)	10,654	8,650	81.19	7,307	68.58	10,672	9,056	84.86	7,234	67.78
Total RMBS(2)	1,081,298	1,076,301	99.54	1,121,033	103.67	1,246,084	1,298,274	104.19	1,290,577	103.57
Agency IOs	n/a	9,694	n/a	11,804	n/a	n/a	10,289	n/a	12,983	n/a
Non-Agency IOs	n/a	8,188	n/a	6,722	n/a	n/a	2,798	n/a	2,684	n/a
Total mortgage-backed securities		$1,094,183		$1,139,559			$1,311,361		$1,306,244
(1)Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.
(2)Excludes IOs.
The Company's Agency RMBS holdings, measured on a trade-date basis per GAAP, decreased by 17% to $1.068 billion as of March 31, 2022, as compared to $1.289 billion as of December 31, 2021. The decrease was driven by net sales, paydowns, and mark-to-market losses. However, measured on a settlement-date basis, the Company's Agency RMBS holdings increased sequentially, by 13%, to $1.169 billion from $1.034 billion. Over the same period, the Company's interest-only holdings increased to $17.9 million from $13.1 million, while its non-Agency RMBS holdings decreased slightly to $8.7 million from $9.1 million. The Company traded very actively during the first quarter, with Agency RMBS portfolio turnover of 77%.
The Company’s net mortgage assets-to-equity ratio, which is measured on a trade-date basis, decreased to 6.9:1 from 7.1:1. The decrease was due to lower Agency RMBS holdings, partially offset by a smaller net short TBA position, on a fair value basis, and lower shareholders’ equity.
The Company's debt-to-equity ratio, adjusted for unsettled purchases and sales, increased to 8.3:1 as of March 31, 2022, as compared to 6.9:1 as of December 31, 2021. The increase was primarily due to an increase in borrowings on the Company’s Agency RMBS portfolio, which are measured on a settlement-date basis, along with lower shareholders’ equity.
During the first quarter, volatility increased, interest rates rose sharply, and the yield curve flattened significantly, as the market reacted to revised expectations for the Federal Reserve, which signaled a faster interest rate hiking cycle and an accelerated pace of balance sheet run-off. Rapidly rising inflation and geopolitical uncertainty further contributed to the volatility, and the MOVE index, which measures interest rate volatility, reached its highest level since the 2020 COVID liquidity crisis.
Agency RMBS experienced significant duration extension with interest rates materially higher, while the volatility drove significant widening in yield spreads. Agency RMBS prices declined sharply during the quarter, and Agency RMBS significantly underperformed U.S. Treasury securities and interest rate swaps. As a result, net realized and unrealized losses on the Company’s Agency RMBS exceeded net interest income and net realized and unrealized gains on its interest rate hedges, and the Company had a significant net loss for the quarter, on a mark-to-market basis.
Since the Company's specified pools are relatively seasoned overall, they offer both prepayment protection and extension protection relative to their TBA counterparts, which are now beginning to include newer issue, more prepayment-sensitive pools. While the surge in mortgage rates during the quarter caused the value of prepayment protection to fall substantially, it also enhanced the value of extension protection. After taking into account these partially offsetting factors, pay-ups for the Company’s existing specified pool portfolio declined over the course of the quarter. However, the Company net sold pools during the quarter, and these net sales generally consisted of pools with much lower payups. Overall, average pay-ups for the Company's specified pool portfolio declined only slightly quarter-over-quarter, to 0.94% as of March 31, 2022, as compared to 1.07% as of December 31, 2021.
During the quarter, the Company continued to hedge interest rate risk through the use of interest rate swaps and short positions in TBAs, U.S. Treasury securities, and futures. The Company ended the quarter with a net short TBA position, both on a notional basis and as measured by 10-year equivalents. 10-year equivalents for a group of positions represent the amount of 10-year U.S. Treasury securities that would be expected to experience a similar change in market value under a standard parallel move in interest rates.
The Company's non-Agency RMBS portfolio, including non-Agency interest-only securities, generated positive results during the quarter, driven by net interest income and net unrealized gains. The Company expects to vary its allocation to non-Agency RMBS and IOs as market opportunities change over time.
Core Earnings increased in the first quarter of 2022 due to higher average settlement date holdings. The Company’s net interest margin decreased slightly as a higher cost of funds was partially offset by higher asset yields.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and excluding, if applicable, any non-recurring items of income or loss. Core Earnings also excludes the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. Core Earnings includes net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of the Company's objectives is to generate income from the net interest margin on the portfolio, and Core Earnings is used to help measure the extent to which this objective is being achieved. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate and compare its operating performance to that of its peer companies. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three-month periods ended March 31, 2022 and December 31, 2021, the Company's Core Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts and per share amounts)	March 31, 2022	December 31, 2021
Net Income (Loss)	$(17,467)	$(2,759)
Adjustments:
Net realized (gains) losses on securities	14,170	1,540
Change in net unrealized (gains) losses on securities	50,515	10,428
Net realized (gains) losses on financial derivatives	(15,353)	(3,444)
Change in net unrealized (gains) losses on financial derivatives	(27,754)	(1,315)
Net realized gains (losses) on periodic settlements of interest rate swaps	(616)	(424)
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	(43)	(181)
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	488	(169)
Subtotal	21,407	6,435
Core Earnings	$3,940	$3,676
Weighted Average Shares Outstanding	13,109,926	13,027,717
Core Earnings Per Share	$0.30	$0.28

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government Agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Tuesday, May 3, 2022, to discuss its financial results for the quarter ended March 31, 2022. To participate in the event by telephone, please dial (866) 342-8591 at least 10 minutes prior to the start time and reference the conference ID: EARNQ122. International callers should dial (203) 518-9713 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on the Company's website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Tuesday, May 3, 2022, at approximately 2:00 p.m. Eastern Time through Tuesday, May 10, 2022 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 839-9324. International callers should dial (402) 220-6086. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, the Company's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in the Company's Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends, including changes resulting from the economic effects related to the COVID-19 pandemic, and associated responses to the pandemic. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 which can be accessed through the link to the Company's SEC filings under "For Our Shareholders" on the Company's website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended
	March 31, 2022	December 31, 2021
(In thousands except share amounts and per share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$6,535	$6,491
Interest expense	(1,103)	(729)
Total net interest income	5,432	5,762
EXPENSES
Management fees to affiliate	500	581
Professional fees	206	169
Compensation expense	162	129
Insurance expense	98	97
Other operating expenses	355	336
Total expenses	1,321	1,312
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	(14,170)	(1,540)
Net realized gains (losses) on financial derivatives	15,353	3,444
Change in net unrealized gains (losses) on securities	(50,515)	(10,428)
Change in net unrealized gains (losses) on financial derivatives	27,754	1,315
Total other income (loss)	(21,578)	(7,209)
NET INCOME (LOSS)	$(17,467)	$(2,759)
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$(1.33)	$(0.21)
WEIGHTED AVERAGE SHARES OUTSTANDING	13,109,926	13,027,717
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.30	$0.30

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	March 31 2022	December 31, 2021(1)
(In thousands except share amounts and per share amounts)
ASSETS
Cash and cash equivalents	$16,206	$69,028
Mortgage-backed securities, at fair value	1,094,183	1,311,361
Other investments, at fair value	21,277	309
Due from brokers	88,441	88,662
Financial derivatives–assets, at fair value	36,566	6,638
Reverse repurchase agreements	27,348	117,505
Receivable for securities sold	218,812	—
Interest receivable	3,530	4,504
Other assets	782	459
Total Assets	$1,507,145	$1,598,466
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,211,163	$1,064,835
Payable for securities purchased	119,792	255,136
Due to brokers	23,052	1,959
Financial derivatives–liabilities, at fair value	3,277	1,103
U.S. Treasury securities sold short, at fair value	13,461	117,195
Dividend payable	1,311	1,311
Accrued expenses	976	1,236
Management fee payable to affiliate	500	581
Interest payable	712	885
Total Liabilities	1,374,244	1,444,241
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (13,109,926 and 13,109,926 shares issued and outstanding, respectively)	131	131
Additional paid-in-capital	238,941	238,865
Accumulated deficit	(106,171)	(84,771)
Total Shareholders' Equity	132,901	154,225
Total Liabilities and Shareholders' Equity	$1,507,145	$1,598,466
SUPPLEMENTAL PER SHARE INFORMATION
Book Value Per Share	$10.14	$11.76
(1)Derived from audited financial statements as of December 31, 2021.